Exhibit 10.1

Execution Copy

DOMAIN NAME PURCHASE AND TRANSFER AGREEMENT

This Domain Name Purchase and Transfer Agreement (“Agreement”) is made and entered into as of November 5, 2008 (the “Effective Date”) by and between YellowPages.com LLC, a Delaware limited liability company (“Purchaser”), LiveDeal, Inc., a Nevada corporation (f/k/a YP Corp.) (“LiveDeal”), and Telco Billing, Inc., a Nevada corporation (together with LiveDeal, “Seller”).

Background

Seller is the owner of the Internet domain name “www.YP.com” (the “Domain Name”) and is the registrant of record for the Domain Name with Network Solutions (“Registrar”).

Seller obtained the Domain Name from OnRamp Access, Inc., effective July 21, 2006, pursuant to that certain Stock Repurchase and Domain Name Transfer Agreement by which OnRamp Access transferred all right and title in the Domain Name to Telco Billing, Inc., LiveDeal’s wholly owned subsidiary.  The Domain Name was then registered in the name of Telco Billing’s parent, YP Corp, which changed its name to LiveDeal on August 14, 2007.

Purchaser wants to purchase from Seller all of Seller’s rights, title, and interest in and to the Domain Name and any and all goodwill associated therewith.

Seller has agreed to sell, assign, transfer, and deliver to Purchaser all of its rights, title, and interest in and to the Domain Name, including any and all goodwill associated therewith subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the Parties agree as follows:

1.             Assignment and Transfer.  Seller hereby irrevocably sells, assigns, and transfers to Purchaser all of Seller’s and its Affiliates’ rights, title, and interest in and to the Domain Name, the look and feel of the website associated with the Domain Name (the “Website”), and any goodwill associated therewith (the Domain Name, the Website, and any goodwill associated therewith shall hereinafter collectively be referred to as the “Domain Name”). Purchaser hereby accepts such assignment and transfer. Seller hereby irrevocably consents and authorizes the Registrar to transfer this Domain Name to Purchaser in accordance with the regular transfer procedures of Registrar, which are set forth on Exhibit A attached hereto.  Seller and its Affiliates, directors, officers, and employees shall hereafter take such other actions and execute such other agreements and instruments as are reasonably deemed necessary by Purchaser or the Registrar to document Seller's assignment and transfer of the Domain Name to Purchaser.  Seller will cooperate promptly in facilitating the transfer to Purchaser of the Domain Name with the Registrar and will follow the rules designated by the Registrar to effect such transfer, including promptly responding to the e-mail sent to Seller’s contact from the Registrar confirming the transfer of the Domain Name to Purchaser.  Purchaser will establish an account with the Registrar and initiate the transfer and follow the procedures set forth on Exhibit A attached hereto.  “Affiliate” means, with respect to a party hereto, any entity that, directly or indirectly, controls, is controlled by, or is under common control with such party; “control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of another entity, whether through the ownership of voting securities, by contract or otherwise.

Execution Copy

2.             Payment.  In full consideration of Seller’s transfer to Purchaser of all rights, title, and interest in and to the Doman Name, Purchaser shall pay Seller the total sum of U.S. $3,850,000.00 (the “Funds”).  The payment shall occur as follows:  Contemporaneous with the execution of this Agreement by both Parties, (i) Purchaser and Seller shall open an escrow account (“Escrow Account”) with Alliance Bank of Arizona as escrow agent (“Escrow Agent”) pursuant to an escrow agreement in the form attached hereto as Exhibit B (“Escrow Agreement”); (ii) Purchaser shall deposit the Funds by wire of immediately available funds into the Escrow Account; and (iii) Purchaser and Seller shall each deliver to the Escrow Agent its respective executed copy of the Agreement for deposit into the Escrow Account.  The Funds shall be released to Seller and a fully executed copy of the Agreement shall be released to the Seller and Purchaser in accordance with the terms of the Escrow Agreement.  The Escrow Agreement will reflect that the Escrow Agent will immediately release the Funds to Seller upon receipt of joint written instructions from Purchaser and Seller providing for release of the Funds to Seller upon receipt of the e-mail from the Registrar described in Paragraph 14 of Exhibit A hereto confirming the assignment and transfer described in Section 1 have occurred (the “Confirming E-mail”).  Purchaser and Seller shall immediately deliver to the Escrow Agent instructions to release the Funds to Seller upon Purchaser’s receipt of the Confirming E-mail.  Purchaser and Seller shall share equally the costs and fees due the Escrow Agent in connection with the Escrow Account and the services rendered pursuant to the Escrow Agreement.  All interest accrued on the Funds while in the escrow account shall be released to Purchaser.

3.             Future Use of Domain Name and Website.  Once Purchaser becomes the owner of the Domain Name, Seller and its Affiliates shall not make any use, either for their own benefit or for the benefit of any other person or entity, of the Domain Name.  As of the date Purchaser receives the Confirming E-mail, Purchaser shall, as the sole owner of the Domain Name, have the exclusive right to use or otherwise transfer the Domain Name.  Seller agrees that it and its Affiliates, and all entities they control or are associated with, shall not in the future register, use, apply to register or assist any third party with registering, use or apply to register a domain name, trademark, or designation that comprises or includes, whether alone or in combination with each other or with other words, the Domain Name.  Notwithstanding the foregoing or anything to the contrary in this Agreement, prior to the date that is two weeks from Purchaser’s receipt of the Confirming E-mail (“Forbearance Date”), Purchaser will not and will not permit its Affiliates to use or make any modifications to the Website or domain servers so that Seller will have sufficient time to extract data from the Website and obtain an alternate location for its current YP.com pages and/or directory, which Seller shall do on or before the Forbearance Date.

4.             Liabilities.  Purchaser shall not assume or become obligated in any way to pay any liabilities, debts, or obligations of Seller whatsoever, including, but not limited to, any liabilities or obligations now or hereafter arising from Seller’s business activities that took place prior to the execution of this Agreement or any liabilities arising out of or connected to the execution of this Agreement.  Seller shall indemnify and hold harmless Purchaser and its officers, directors, Affiliates, employees, and agents against any loss or claim related to the foregoing.  Notwithstanding the foregoing, Purchaser shall assume any and all liabilities and obligations associated with the Domain Name and use of the website associated therewith arising out of or related to Purchaser’s use of the Domain Name and any associated website and Purchaser shall indemnify and hold harmless Seller and its officers, directors, Affiliates and agents against any loss or claim related thereto.  The indemnification procedures are set forth in Section 6.

Execution Copy

5.	Representations and Warranties.

(a)           Representations and Warranties of Purchaser.  Purchaser represents and warrants that (i) Purchaser has full power and authority to enter into this Agreement and will be bound by and perform its obligations under this Agreement; (ii) this Agreement, when signed and delivered by Purchaser, will be duly and validly executed and delivered and will be the valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms.

(b)           Representations and Warranties of Seller.  Seller represents and warrants that (i) Seller has full power and authority to enter into this Agreement and will be bound by and perform its obligations under this Agreement; (ii) this Agreement, when signed and delivered by Seller, will be duly and validly executed and delivered and will be the valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms; (iii) neither the signing and delivery of this Agreement by Seller, nor the performance by Seller of its obligations under this Agreement, will violate any law, statute, rule, or regulation or order, judgment, injunction, or decree of any court, administrative agency, or governmental body applicable to Seller;  (iv) Seller has not taken any action to assign, transfer, or encumber the Domain Name; (v)  Seller is not legally bound by any agreements or obligation relating to the Domain Name that could (a) obligate Seller or Purchaser to license or otherwise grant rights to any other person or entity in the Domain Name (whether owned or used by the Seller or Purchaser), (b) result in a claim against or lien on the Domain Name, or (c) prohibit the arrangements contemplated hereby or result in a claim with respect to the Domain Name; (vi) Seller owns and possesses all rights, title, and interest in and to the Domain Name and its related website; (vii) Seller has no knowledge of any existing threatened or known claims or liabilities related to the use of the Domain Name; and (vii) the Domain Name is free and clear of any liens, security interests, or other encumbrances.

6.             Indemnification.  Each party shall indemnify and hold harmless the other party, its officers, directors, employees, agents, Affiliates, successors, and assigns for any and all costs, expenses, and liabilities, including reasonable attorney's fees, arising out of such party’s acts or omissions in performing or failing to perform its obligation under this Agreement, including breach of any provision, representation, or warranty set forth in this Agreement.  The obligations of each Party (the “Indemnitor”) under this Agreement to defend, indemnify, and hold harmless the other Party and its Affiliates, and their respective employees, representatives and agents (each, an “Indemnitee”) shall be subject to the following:  (a) the Indemnitee shall provide the Indemnitor with prompt notice of any claims, demands, causes of action, proceedings, or lawsuits (“Claim”) giving rise to such obligation; provided, however, that any failure or delay in giving such notice shall only relieve the Indemnitor of its obligation to defend, indemnify, and hold the Indemnitee harmless to the extent it reasonably demonstrates its defense or settlement of the Claim was adversely affected thereby; (b) the Indemnitor shall have sole control of the defense and of all negotiations for settlement of such Claim; and (c) the Indemnitee shall cooperate with the Indemnitor in the defense or settlement of any such Claim at the Indemnitor’s expense.  Notwithstanding the foregoing, the Indemnitor shall not settle any claim unless such settlement completely and forever releases the Indemnitee from all liability with respect to such Claim or unless the Indemnitee consents to such settlement in writing.  Where the Indemnitor does not request the Indemnitee to cooperate in the defense or settlement of any such Claim in which the Indemnitee is involved, the Indemnitee may participate in the defense of the Claim at its own expense.

Execution Copy

7.             Confidentiality.  Neither party shall disclose the existence or terms of this Agreement without the express written consent of the other party, except for disclosures required by applicable law.

8.             Entire Agreement.  This Agreement and any schedules or exhibits hereto constitute the entire agreement of Seller and Purchaser with respect to the subject matter hereof and supersede any prior or contemporaneous agreements (whether written or oral) between the parties with respect to the subject matter contained herein.  This Agreement may be amended or modified only by a writing signed by each party hereto.

9.             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without reference to any choice of law principles.

10.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and will be deemed fully executed when both parties have affixed authorized signatures, whether or not on a single page.  Signatures received via facsimile shall be as legally binding for all purposes as an original signature.

11.           Successors and Assigns.  This Asset Purchase Agreement shall bind and inure to the benefit of the Parties and their respective Affiliates, successors and assigns.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and will be deemed fully executed when both parties have affixed authorized signatures, whether or not on a single page.  Signatures received via facsimile shall be as legally binding for all purposes as an original signature.

Execution Copy

 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above by and through their duly authorized agents.

SELLER:	PURCHASER:

LIVEDEAL, INC., a Nevada corporation	YELLOWPAGES.COM LLC, a Delaware limited liability company

/s/ Michael Edelhart	/s/ David Krantz
By: Michael Edelhart	By: David Krantz
Its: Chief Executive Officer	Its: Chief Executive Officer

SELLER:

TELCO BILLING, INC., a Nevada corporation

/s/ Michael Edelhart
By: Michael Edelhart
Its: President

[Signature Page to Domain Name Purchase and Transfer Agreement]